10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund:
Omega Fund
Security:
VERISK
Advisor:
EIMCO
Transaction Date:
10/6/2009
Cost:
$6,000
Offering Purchase:
0.0070%
Broker :
Merrill Lynch
Underwriting Syndicate Members:
Bank of America
Wells Fargo
JP Morgan